EXHIBIT (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 68 to the Registration Statement on Form N-1A for the Eaton Vance Series Trust II (“Registration Statement”) of our report dated August 15, 2007, relating to the financial statements and financial highlights of Eaton Vance Tax-Managed Emerging Markets Fund (the “Fund”), which appears in the June 30, 2007 Annual Report to Shareholders of the Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP PRICEWATERHOUSECOOPERS LLP

October 25, 2007 Boston, Massachusetts